Exhibit 4.1

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR REGISTERED OR QUALIFIED UNDER ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED, OR HYPOTHECATED UNLESS QUALIFIED AND REGISTERED UNDER APPLICABLE STATE AND FEDERAL SECURITIES LAWS OR UNLESS, IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY, SUCH QUALIFICATION AND REGISTRATION ARE NOT REQUIRED. ANY TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS FURTHER SUBJECT TO OTHER RESTRICTIONS, TERMS AND CONDITIONS WHICH ARE SET FORTH HEREIN.

Principal Amount: $[______________]	Issue Date: [________], 2021

Resonate Blends, Inc.

8% UNSECURED CONVERTIBLE PROMISSORY NOTE

FOR VALUE RECEIVED, pursuant to the terms and conditions of this 8% Unsecured Convertible Promissory Note (this “Note”), Resonate Blends, Inc., a Nevada corporation (the “Company”), hereby promises to pay to the order of the holder as set forth on the signature page hereof (the “Holder”), on January 3, 2022 (the “Maturity Date”) or earlier as required pursuant to the terms and conditions herein, the Principal Amount as set forth above (the “Principal Amount”), and to pay interest on the outstanding Principal Amount at the rate of eight percent (8%) per annum (the “Interest Rate”), simple interest, in the manner as set forth herein, in each case to the extent that this Note and the Principal Amount and any accrued interest hereunder (the “Indebtedness”) has not been converted into Conversion Shares (as defined below) prior to or upon the Maturity Date. Interest shall commence accruing on the date hereof (the “Issue Date”), computed on the basis of a 360-day year and the actual number of days elapsed, and shall be payable as set forth herein.

This Note is not a certificate of deposit or similar obligation of, and is not guaranteed or insured by, any depository institution, the Federal Deposit Insurance Corporation, the Securities Holder Protection Corporation or any other governmental or private fund or entity. This Note and the amounts payable hereunder, including principal and accrued interest are general unsecured obligations of the Company.

The following terms shall apply to this Note:

Section 1. Definitions. Defined terms used herein without definition have the following meanings:

(a) “Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

(b) “Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions in Nevada are authorized or required by law or executive order to close.

(c) “Common Stock” means the common stock, par value $0.0001 per share of the Company.

1

(d) “Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (the “10% Owner”) (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast 10% or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive 10% or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a 10% Owner ) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

(e) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(f) “Governmental Authority” means any federal, state, provincial, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

(g) “Law” means any domestic or foreign, federal, state, provincial, municipality or local law, statute, ordinance, code, rule, or regulation.

(h) “Parties” means the Holder and the Company.

(i) “Party” means either the Holder or the Company, as applicable.

(j) “Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a Governmental Authority, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

(k) “SEC” means the United States Securities and Exchange Commission.

(l) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Section 2. Interest; Late Fees; Prepayment.

(a) Interest on this Note shall accrue on a simple interest, non-compounded basis, and shall be added to the Principal Amount on the Maturity Date or such earlier date as the Indebtedness may be due hereunder, at which time all Indebtedness shall be due and payable, unless earlier converted into Conversion Shares (as defined below). In the event that any amount due hereunder is not paid as and when due, such amounts shall accrue interest at the rate of 21% per year, simple interest, non-compounding, until paid.

(b) The Company may pre-pay or redeem this Note, in whole or in part, at any time, on seven (7) days’ prior written notice to the Holder.

(c) Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

2

Section 3. Automatic Conversion Following Qualified Financing.

(a) Conversion. Subject to the terms and conditions herein, on the first Business Day following the occurrence of a Qualified Financing (as defined below) after the Issue Date and prior to the Maturity Date, this Note and all of the Indebtedness outstanding as of such time shall be automatically converted into such number of fully paid and non-assessable shares of Common Stock (the “Conversion Shares”) as is determined by dividing the Indebtedness by the Qualified Financing Conversion Price (as defined below).

(b) Definitions.

(i)	For purposes herein, a “Qualified Financing” means the issuance by the Company, other than an “Excluded Issuance” (as defined below), of shares of Common Stock, in one transaction or series of related transactions, which transaction(s) result in aggregate gross proceeds actually received by the Company of at least $5,000,000.

(ii)	For purposes herein “Qualified Financing Conversion Price” shall mean the lesser of (1) $1.00 (subject to adjustments as set forth herein, the “Base Conversion Price”) and (2) 75% of the weighted average sale price of the Common Stock across all transactions constituting a part of the Qualified Financing, with equitable adjustments being made for any splits, combinations or dividends relating to the Common Stock, or combinations, recapitalization, reclassifications, extraordinary distributions and similar events, that occur following one transaction constituting a part of the Qualified Financing and prior to one or more other transactions constituting a part of the Qualified Financing.

(c) Excluded Issuances. Notwithstanding anything herein to the contrary, a Qualified Financing shall not include any Excluded Issuance. An “Excluded Issuance” means any issuances of Common Stock:

(i)	for compensatory or incentive purposes to officers, employees or directors of, or consultants to, the Company or any of its Affiliates including, without limitation, the grant of stock options, deferred share units, restricted share units or restricted shares, duly adopted for such purposes by a majority of the non-employee members of the board of directors of the Company or a majority of the members of the committee of nonemployee members of the board of directors established for such purpose;

(ii)	pursuant to a rights offering by the Company or pursuant to a shareholder rights plan of the Company that is carried out on a pro rata basis among all holders of the applicable class of securities of the Company;

(iii)	upon the exercise, conversion or exchange of any securities exercisable, convertible or exchangeable for or into shares of Common Stock;

(iv)	pursuant to any over-allotment option granted to the underwriters in a securities offering;

(v)	as a result of the consolidation or subdivision of any securities of the Company, or as a special distribution or stock dividend or similar transaction that is carried out on a pro rata basis among all holders of the applicable class of securities of the Company; or

3

(vi)	in connection with or pursuant to any merger, business combination, joint venture, exchange offer, take-over bid, arrangement, amalgamation, asset purchase transaction or acquisition of assets or shares of a third party where such transaction is approved by a majority of the disinterested directors of the Company.

Section 4. Automatic Conversion on Maturity Date.

(a) Subject to the terms and conditions herein, unless earlier converted pursuant to Section 3, on the Maturity Date, and immediately prior to this Note being required to be repaid on such date, this Note and all of the Indebtedness outstanding as of such time shall be automatically converted into such number of fully paid and non-assessable Conversion Shares as is determined by dividing the Indebtedness by the lesser of (i) $0.10 (subject to adjustments as set forth herein, the “Base Maturity Conversion Price”) and (ii) 75% of the VWAP (as defined below).

(b) For purposes herein, “VWAP” shall, for any date, mean the price determined by the first of the following clauses that applies: (1) if the Common Stock is then listed for trading on the OTC Markets or a United States national securities exchange (as applicable, the “Trading Market”), the daily volume weighted average closing price of the Common Stock during the 20 Trading Day period immediately prior to the Maturity Date, as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), with equitable adjustments being made for any splits, combinations or dividends relating to the Common Stock, or combinations, recapitalization, reclassifications, extraordinary distributions and similar events, that occur during such measurement period, (2) if the Common Stock is not then listed or quoted for trading on a Trading Market, and if prices for the Common Stock are then reported in the “Pink Sheets” published by OTC Markets Group, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (3) in all other cases, the fair market value of a share of Common Stock as is determined in good faith by the Board of Directors of the Company after taking into consideration factors it deems appropriate, including, without limitation, recent sale and offer prices of the capital stock of the Company in private transactions negotiated at arm’s length. For purposes herein, “Trading Day” shall mean any day on which the Trading Market is generally open for business and on which the Common Stock is then traded.

Section 5. Additional Terms Applicable to all Conversions.

(a) Fractional Shares. Any fractional Conversion Shares resulting from any conversion hereunder may be issued as such fractional shares of Common Stock, may be paid in cash or may be rounded up to the next nearest share of Common Stock, in each case at the election of the Company.

4

(b) Certain Events. In the event that, prior to any conversion hereunder, the Common Stock is converted into another class of securities of the Company or any successor entity to the Company, whether by way of merger, reorganization, re-incorporation or otherwise (the “Replacement Securities”), any reference herein to the Common Stock (whether standing alone or as part of another defined term herein) automatically upon the consummation of the applicable transaction shall be deemed a reference to such Replacement Securities. In the event that, prior to any conversion hereunder, the Company completes a share exchange with another entity wherein all of the issued and outstanding shares of Common Stock are exchanged for equity interests in the other entity (the “Exchanged Securities”), any reference herein to the Common Stock (whether standing alone or as part of another defined term herein) automatically upon the consummation of the applicable transaction shall be deemed a reference to such Exchanged Securities. Then, upon any subsequent conversion of this Note, the Holder shall have the right to receive the number of Replacement Securities or Exchanged Securities and any additional consideration (the “Alternate Consideration”) receivable upon or as a result of such merger, reorganization, re-incorporation or exchange. In each case, the Base Conversion Price shall be equitably adjusted based on a valuation of the Common Stock of $1.00 and the Base Maturity Conversion Price shall be equitably adjusted based on a valuation of the Common Stock of $0.10. By way of example and not limitation, in the event of a merger of the Company wherein each share of Common Stock is converted into four shares of common stock of the surviving entity, the Base Conversion Price shall be reduced to $0.25 and the Base Maturity Conversion Price shall be reduced to $0.025.

(c) Adjustment of Base Conversion Price and Base Maturity Conversion Price. The Base Conversion Price and the Base Maturity Conversion Price shall each be subject to proportional and equitable adjustments following the Issue Date for any splits, combinations or dividends relating to the Common Stock, or combinations, recapitalization, reclassifications, extraordinary distributions and similar events that occur on or after the Issue Date. By way of example and not limitation, in the event of forward split of the Common Stock following the Issue Date in which each share of Common Stock is converted into two shares of Common Stock, the Base Conversion Price then in effect and the Base Maturity Conversion Price then in effect shall each be reduced by 50%, and in the event of a reverse split of the Common Stock following the Issue Date in which each two shares of Common Stock are converted into one share of Common Stock, the Base Conversion Price then in effect and the Base Maturity Conversion Price then in effect shall each be increased by 100%.

(d) Delivery. Not later than three Business Days after each applicable conversion date (the “Delivery Date”), the Company as soon as permitted under applicable law shall immediately issue (including by way of a share certificate or a direct registration system statement) to the Holder the number of Conversion Shares issuable to the Holder hereunder in connection with such conversion. Notwithstanding anything herein to the contrary, if the Common Stock is listed or quoted for public trading as of a Delivery Date, the Company may deliver the Conversion Shares electronically through the Depository Trust Company or another established clearing corporation performing similar functions. In order to effect a conversion of this Note, and as a condition precedent thereto, the Holder shall be required to, and hereby agrees to, execute and join any shareholders’ agreement or similar agreement relating to the Company and its shareholders, or to any successor entity to the Company and its members or shareholders, as requested by the Company.

(e) Surrender of Note. Notwithstanding anything to the contrary set forth herein, upon full conversion of this Note in accordance with the terms hereof, and as a condition of receiving the Conversion Shares, the Holder shall be required to physically surrender this Note to the Company. Any surrender of this Note to the Company shall be at the offices of the Company at the address as set forth herein and, if so required by the Company, this Note shall be accompanied by written instrument or instruments of transfer, in form satisfactory to the Company, duly executed by Holder or by his, her or its attorney duly authorized in writing

(f) Indebtedness. The Company shall maintain records showing the amount of Indebtedness which shall, in the event of any dispute or discrepancy related thereto, be controlling and determinative in the absence of manifest error. Any surrender of this Note to the Company shall be at the offices of the Company at the address as set forth herein and, if so required by the Company, this Note shall be accompanied by written instrument or instruments of transfer, in form satisfactory to the Company, duly executed by Holder or by his, her or its attorney duly authorized in writing.

5

(g) Transfer Taxes and Expenses. Subject to withholding of taxes in respect of non-United States persons, the issuance of Conversion Shares on conversion of this Note shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Conversion Shares, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Conversion Shares upon conversion in a name other than that of the Holder and the Company shall not be required to issue or deliver such Conversion Shares unless or until the Person or Persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

(h) Status as Shareholder. Upon issuance of the Conversion Shares, the Holder’s rights as a Holder of this Note shall cease and terminate, excepting only the right to receive certificates or other evidence for such Conversion Shares as set out herein and to any remedies provided herein or otherwise available at law or in equity to such Holder because of a failure by the Company to comply with the terms of this Note.

(i) Registration Rights. The Company and the Holder acknowledge and agree that the Conversion Shares, if and when issued, shall be subject to the Registration Rights Agreement to be entered into between the Company and the Holder (the “Registration Rights Agreement”).

(j) Other Registration. The Company and the Holder acknowledge and agree that the SEC has recently proposed certain amendments to Rule 144 pursuant to the Securities Act, as disclosed by the SEC in Release Nos. 33-10911; 34-90773; File No. S7-24-20, dated as of December 22, 2020 (the “Proposed Rules”), which Proposed Rules, if adopted in the form as proposed, would revise the holding period determination for securities acquired upon the conversion or exchange of certain market-adjustable securities of issuers that do not have securities listed on a national securities exchange, and which rules, if adopted, are currently expected to apply to the Conversion Shares. In the event that the Proposed Rules are adopted as proposed, or in a form which would adversely affect the holding period determination for the Conversion Shares as held by Holder at such time, or which would be or could be issued to Holder in the future, the Company shall utilize its commercially reasonable efforts to cause such Conversion Shares to be registered on an appropriate registration statement pursuant to the Securities Act, provided that, as a condition thereof, Holder agrees to execute and delivery such documents and items as reasonably requested by the Company in connection with any such registration of the Conversion Shares. The provisions of this Section 5(j) shall not apply as to any Conversion Shares which have previously been registered, or are in the process of being registered, pursuant to the terms of the Registration Rights Agreement.

Section 6. Events of Default.

(a) For purposes herein, an “Event of Default” shall mean the occurrence of any of the following:

(i)	the Company fails to pay the then-outstanding principal amount and accrued interest on this Note on any date any such amounts become due and payable, and any such failure is not cured within twenty Business Days of written notice thereof by Holder;

6

(ii)	the Company fails to comply in any material respect with any other covenant or agreement hereunder and any such failure is not cured within twenty Business Days of written notice thereof by Holder;

(iii)	if at any time commencing six (6) months from the Issue Date the Company is not subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act or has failed to file all reports required to be filed thereunder during the then-preceding twelve (12) months;

(iv)	the Company fails to maintain the listing of the Common Stock on at least one of the Over-the-Counter Bulletin Board, the OTCQB Market, any level of the OTC Markets, or any level of the Nasdaq Stock Market or the New York Stock Exchange (including the NYSE American);

(v)	In addition to the Event of Default in Section 6(a)(iii), the Common Stock of the Company is otherwise not eligible for trading through the DTC’s Fast Automated Securities Transfer or Deposit/Withdrawal at Custodian programs;

(vi)	Any representation or warranty of the Company made in this Note, the Subscription Agreement, or the Confidential Private Placement Memorandum shall be false or misleading in any material respect when made and the breach of which has (or with the passage of time will have) a material adverse effect on the rights of the Holder with respect to this Note or the Subscription Agreement.

(vii)	the Company shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator; (ii) make a general assignment for the benefit of the Company’s creditors; or (iii) commence a voluntary case under the U.S. Bankruptcy Code as now and hereafter in effect, or any successor statute; or

(viii)	a proceeding or case shall be commenced, without the application or consent of the Company, in any court of competent jurisdiction, seeking (i) liquidation, reorganization or other relief with respect to it or its assets or the composition or readjustment of its debts, or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of any substantial part of its assets, and, in each case, such proceedings or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 days, if in the United States, or 90 days, if outside of the United States; or an order for relief against the Company shall be entered in an involuntary case under any bankruptcy, insolvency, composition, readjustment of debt, liquidation of assets or similar Law of any jurisdiction.

(b) If an Event of Default has occurred and is continuing the Holder may, by notice to the Company, declare all, but only all, of the Indebtedness due and payable, and this Note shall thereupon become immediately due and payable in cash.

7

(c) Notice of Known Events of Default. The Company shall furnish to the Holder a notice of any occurrence of an Event of Default, and what action the Company is taking or proposes to take with respect thereto, promptly after such Event of Default becomes known to the Company.

Section 7. Transfer Restrictions. This Note may not be assigned or transferred or sold, directly or indirectly, by Holder to any Person without the prior written consent of the Company and without compliance with the other provisions of this Note, and any purported transfer of this Note in violation of this Section 7 shall be null and void. The Holder agrees that Holder shall not transfer or sell, directly or indirectly, any of the Conversion Shares other than in compliance with all applicable Laws.

Section 8. Arbitration.

(a) The Parties shall promptly submit any dispute, claim, or controversy arising out of or relating to this Note (including with respect to the meaning, effect, validity, termination, interpretation, performance, or enforcement of this Note) or any alleged breach thereof (including any action in tort, contract, equity, or otherwise), to binding arbitration before one arbitrator (the “Arbitrator”) jointly selected by the Parties. Binding arbitration shall be the sole means of resolving any dispute, claim, or controversy arising out of or relating to this Note (including with respect to the meaning, effect, validity, termination, interpretation, performance or enforcement of this Note) or any alleged breach thereof (including any claim in tort, contract, equity, or otherwise).

(b) If the Company and the Holder cannot agree upon the Arbitrator within ten (10) Business Days of the commencement of the efforts to so agree on an Arbitrator, the Company and the Holder shall each select one arbitrator and the two arbitrators so selected shall select the sole Arbitrator which shall resolve the dispute, claim, or controversy.

(c) The Laws of the State of Nevada shall apply to any arbitration hereunder, without application of the conflicts of laws provisions thereof. In any arbitration hereunder, this Note and any agreement contemplated hereby shall be governed by the Laws of the State of Nevada applicable to a contract negotiated, signed, and wholly to be performed in the State of Nevada, which Laws the Arbitrator shall apply in rendering his decision. The Arbitrator shall issue a written decision, setting forth findings of fact and conclusions of Law, within sixty (60) days after he or she shall have been selected. The Arbitrator shall have no authority to award punitive or other exemplary damages.

(d) The arbitration shall be held in Calabasas, California in accordance with and under the then-current provisions of the rules of the American Arbitration Association, except as otherwise provided herein.

(e) On application to the Arbitrator, any Party shall have rights to discovery to the same extent as would be provided under the Federal Rules of Civil Procedure, and the Federal Rules of Evidence shall apply to any arbitration under this Note; provided, however, that the Arbitrator shall limit any discovery or evidence such that his decision shall be rendered within the period referred to in Section 8(c).

(f) The Arbitrator may, at his discretion and at the expense of the Party who will bear the cost of the arbitration, employ experts to assist him in his determinations.

(g) The costs of the arbitration proceeding and any proceeding in court to confirm any arbitration award or to obtain relief, as applicable (including actual attorneys’ fees and costs), shall be borne by the unsuccessful Party and shall be awarded as part of the Arbitrator’s decision, unless the Arbitrator shall otherwise allocate such costs in such decision. The determination of the Arbitrator shall be final and binding upon the Parties and not subject to appeal.

8

(h) Any judgment upon any award rendered by the Arbitrator may be entered in and enforced by any court of competent jurisdiction. The Parties expressly consent to the non-exclusive jurisdiction of the courts (Federal and state) in Los Angeles County, California to enforce any award of the Arbitrator or to render any provisional, temporary, or injunctive relief in connection with or in aid of the Arbitration. The Parties expressly consent to the personal and subject matter jurisdiction of the Arbitrator to arbitrate any and all matters to be submitted to arbitration hereunder. None of the Parties hereto shall challenge any arbitration hereunder on the grounds that any party necessary to such arbitration (including the Parties) shall have been absent from such arbitration for any reason, including that such Party shall have been the subject of any bankruptcy, reorganization, or insolvency proceeding.

Section 9. Governing Law; Consent to Jurisdiction. This Note shall be governed, construed and enforced in accordance with the Laws of the State of Nevada, without application of the conflicts of laws provisions thereof. Subject to Section 8, each Party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by this Note (whether brought against a Party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in Los Angeles County, California (the “Selected Courts”). Each Party hereto hereby irrevocably submits to the exclusive jurisdiction of the Selected Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such Selected Courts, or such Selected Courts are improper or inconvenient venue for such proceeding. Each Party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such Party at the address in effect for notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof.

Section 10. Waiver of Jury Trial; Exemplary Damages.

(a) EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREIN (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS NOTE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 10(a).

(b) Each of the Parties acknowledge that each has been represented in connection with the signing of the waiver set forth in Section 10(a) by independent legal counsel selected by the respective Party and that such Party has discussed the legal consequences and import of such waiver with legal counsel. Each of the Parties further acknowledge that each has read and understands the meaning of such waiver and grants such waiver knowingly, voluntarily, without duress and only after consideration of the consequences of this waiver with legal counsel.

9

(c) In no event will any Party be liable to any other Party under or in connection with this Note or in connection with the transactions contemplated herein for special, general, indirect, consequential, or punitive or exemplary damages, including damages for lost profits or lost opportunity, even if the Party sought to be held liable has been advised of the possibility of such damage.

Section 11. Indemnification.

(a) By the Company. The Company will indemnify and hold the Holder, the officers, directors, members, partners, agents and employees (and any other individuals or entities with a functionally equivalent role of a Person holding such titles, notwithstanding a lack of such title or any other title) of Holder (each, a “Holder Party”) harmless from any and all losses, claims, damages, liabilities, costs (including, without limitation, reasonable attorneys’ fees) liabilities, obligations, contingencies, damages, and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees, costs of investigation (collectively, “Losses”) that any Holder Party may suffer or incur as a result of any breach of any of the representations, warranties, covenants or agreements made by the Company in this Note. If any action shall be brought against any Holder Party in respect of which indemnity may be sought pursuant to this Note, Holder Party shall promptly notify the Company in writing, and the Company shall have the right to assume the defense thereof with counsel of its own choosing reasonably acceptable to the Holder Party. Any Holder Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of Holder Party except to the extent that (i) the employment thereof has been specifically authorized by the Company in writing, (ii) the Company has failed after a reasonable period of time to assume such defense and to employ counsel or (iii) in such action there is, in the reasonable opinion of counsel, a material conflict on any material issue between the position of the Company and the position of Holder Party, in which case the Company shall be responsible for the reasonable fees and expenses of no more than one such separate counsel. The Company shall not settle or compromise any claim for which a Holder Party seeks indemnification hereunder without the prior written consent of Holder Party and such consent not to be unreasonably withheld, conditioned or delayed, unless such settlement involves a full and complete release of the applicable Holder Party. The indemnification required by this Section 11(a) shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or are incurred, provided, however, that the recipient thereof shall execute a customary undertaking to repay any such amounts in the event that such recipient is ultimately determined not to be entitled to indemnification hereunder.

(b) By the Holder. The Holder agrees to indemnify and hold the Company, the officers, directors, members, partners, agents and employees (and any other individuals or entities with a functionally equivalent role of a Person holding such titles, notwithstanding a lack of such title or any other title) of the Company (each, a “Company Party”, with an Holder Party and Company Party each being referred to as an “Indemnified Party”) harmless from any and all Losses that any such Company Party may suffer or incur as a result of any breach of any of the representations, warranties, covenants or agreements made by Holder in this Note. If any action shall be brought against any Company Party in respect of which indemnity may be sought pursuant to this Note, such Company Party shall promptly notify the Holder in writing, and Holder shall have the right to assume the defense thereof with counsel of its own choosing reasonably acceptable to the Company Party. Any Company Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Company Party except to the extent that (i) the employment thereof has been specifically authorized by the Holder in writing, (ii) the Holder has failed after a reasonable period of time to assume such defense and to employ counsel or (iii) in such action there is, in the reasonable opinion of counsel, a material conflict on any material issue between the position of the Company Party and the position of such Holder, in which case the Holder shall be responsible for the reasonable fees and expenses of no more than one such separate counsel. The Holder shall not settle or compromise any claim for which a Company Party seeks indemnification hereunder without the prior written consent of such Company Party and such consent not to be unreasonably withheld, conditioned or delayed, unless such settlement involves a full and complete release of the applicable Company Party. The indemnification required by this Section 11(b) shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or are incurred, provided, however, that the recipient thereof shall execute a customary undertaking to repay any such amounts in the event that such recipient is ultimately determined not to be entitled to indemnification hereunder.

10

Section 12. Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Note were not performed by them in accordance with the terms hereof or were otherwise breached and that each Party hereto shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of the provisions hereof and to enforce specifically the terms and provisions hereof, without the proof of actual damages, in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees to waive any requirement for the security or posting of any bond in connection with any such equitable remedy and agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that (a) the other Party has an adequate remedy at law, or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 13. Miscellaneous.

(a) Notices. Any notice or other communications required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered to it or sent by email, overnight courier or registered mail or certified mail, postage prepaid, addressed as follows:

If to the Company, to:

Resonate Blends, Inc.

Attn: Geoffrey Selzer

26565 Agoura Road, Suite 200

Calabasas, CA 91302

Email: geoff@resonateblends.com

With a copy to (which shall not constitute notice):

Anthony L.G., PLLC

Attn: John Cacomanolis

625 N. Flagler Drive, Suite 600

West Palm Beach, FL 33401

Email: JCacomanolis@anthonypllc.com

If to Holder, to the address as set forth on the signature page hereof.

11

(b) Absolute Obligation. Except as expressly provided herein, no provision of this Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay principal, damages and accrued interest, as applicable, on this Note at the time, place, and rate, and in the coin or currency, herein prescribed.

(c) Lost or Mutilated Note. If this Note shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Note, or in lieu of or in substitution for a lost, stolen or destroyed Note, a new Note so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of this Note, and of the ownership hereof reasonably satisfactory to the Company.

(d) Attorneys’ Fees. In the event that any Party institutes any action or suit to enforce this Note or to secure relief from any default hereunder or breach hereof, the prevailing Party shall be reimbursed by the losing Party for all costs, including reasonable attorney’s fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

(e) Severability. If any term or provision of this Note is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction, such determination shall not affect the validity or enforceability of the remaining terms and provisions hereof or thereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof or thereof is invalid, void or unenforceable, each of the Company and the Holder agrees that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision; to delete specific words or phrases; or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid, void or unenforceable term or provision.

(f) Entire Agreement. This Note and the Registration Rights Agreement constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and negotiations, whether written or oral, of the Parties.

(g) Arm’s Length Bargaining; No Presumption Against Drafter. This Note has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Note. This Note creates no fiduciary or other special relationship between the Parties, and no such relationship otherwise exists. No presumption in favor of or against any Party in the construction or interpretation of this Note or any provision hereof shall be made based upon which Person might have drafted this Note or such provision.

(h) Amendment; Waiver. Other than as specifically set forth herein, this Note may be amended, and the observance of any term hereof may be waived (either retroactively or prospectively), only upon the written consent of the Company and the Holder.

(i) Assignment by the Company. The Parties acknowledge and agree that, in the event that the Company completes a transaction with another Person or an affiliate of another Person, in which transaction a majority of the issued and outstanding shares of Common Stock are acquired by such Person (“Assignee”), the Company may freely assign this Note and the Registration Rights Agreement to such Assignee and may freely amend the terms of this Note and the Registration Rights Agreement as necessary to effect such amendment and, upon any such assignment the Company shall have no further obligations hereunder provided that assignee assumes all of the rights and obligations of the Company hereunder and pursuant to the Note and Registration Rights Agreement.

(j) Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and shall in no way be construed to define, limit, describe, explain, modify, amplify, or add to the interpretation, construction or meaning of any provision of, or scope or intent of, this Note nor in any way affect this Note.

(k) Third Party Beneficiaries. This contract is strictly between the Parties and, except as specifically provided, no other Person and no director, officer, shareholder, employee, agent, independent contractor or any other Person shall be deemed to be a third-party beneficiary of this Note.

Section 14. Counterparts. This Note may be executed in any number of counterparts with the same force and effect as if all parties had executed the same document. The execution and delivery of a facsimile or other electronic transmission of this Note shall constitute delivery of an executed original and shall be binding upon the person whose signature appears on the transmitted copy.

[Signature page follows]

12

IN WITNESS WHEREOF, the undersigned have executed this Note as of the Issue Date.

Resonate Blends, Inc.

By:
Name:	Geoffrey Selzer
Title:	Chief Executive Officer

Agreed and accepted:

Holder Name:

By:

Name:

Title:
(if applicable)

Address for notices:

Email:

13